UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2007

Intelli-Check, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-15465	11-3234779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
246 Crossways Park West, Woodbury, NY		11797
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 516-992-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2007, Intelli-Check, Inc. (“Intelli-Check”) announced that its Board of Directors had appointed Todd Liebman its Interim Chief Executive Officer, effective as of June 14, 2007. Jeffrey Levy, who was appointed Interim Chairman and Interim Chief Executive Officer after the passing of Frank Mandelbaum, will remain the Interim Chairman of Intelli-Check.

Mr. Liebman, 34, joined Intelli-Check in December 2004 as its Senior Vice President of Marketing and Operations. Prior to joining Intelli-Check, Mr. Liebman served as President of Quick Kiosk, a Kinetics Company, LLC (QK), a self-service solution provider focused on the quick serve restaurant market industry from October 2000 to December 2004. Prior to founding QK, Mr. Liebman served as Director of Business Development of Trex Communications Corporation (TrexCom), a telecommunications start-up focused on satellite communications systems and multi-media interactive response systems. Prior to joining Trex Communications, Mr. Liebman was Associate Director, Business Development for Thermo Electron Corporation (NYSE:TMO - News), a $4 billion conglomerate and parent company of Trex Communications. From 1996 to 1997, he worked as a Management Consultant at EMI Strategic Marketing, a strategic consulting firm. Mr. Liebman received his Bachelor's of Science in Management from Tulane University's A.B. Freeman School of Business. Mr. Liebman has also participated in an Executive Education program at the University of Pennsylvania's Wharton School of Business.

Mr. Liebman’s compensation was not changed by the Board of Directors.

Mr. Liebman has no family relationships with any Intelli-Check directors or executive officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 13, 2007, Intelli-Check’s Board of Directors amended Intelli-Check’s By-laws, effective immediately, as follows:

(a)
Section 4.01 was amended to provide that the Board of Directors could appoint a Chief Executive Officer who was not a member of the Board of Directors and a non-executive Chairman of the Board. This Section previously provided that the Chairman of the Board was an executive officer position.

(b)
Section 4.02(a) was amended to eliminate a provision that provided that the Chairman of the Board would be the Chief Executive Officer of Intelli-Check. This Section was also amended to provide that the Chief Executive Officer’s authority over the activities of Intelli-Check would be subject to the supervision of the Chairman of the Board and the Board of Directors. Previously, the Section provided that Chief Executive Officer was subject to the overall authority of the Board of Directors.

(c)
Section 4.02(b) was amended to provide that the powers of the other officers of Intelli-Check would be subject to the supervision of the Chairman of the Board and the Board of Directors. Previously, the Section provided that officers were subject to the overall authority of the Board of Directors.

(d)	Section 4.03 was amended to add a provision indicating that the Chairman of the Board would supervise Intelli-Check’s executive officers on behalf of the Board of Directors.

(e)
Section 4.04 was amended to delete the provision giving the President the same powers as the Chairman of the Board in the event of the absence of the Chairman of the Board or if the Chairman of the Board was unable to perform his or her duties.

(f)
Section 5.01 was amended to provide that the Chief Executive Officer is authorized to sign stock certificates. This Section was also amended to eliminate the Chairman as one of the signatories for the stock certificates.

A copy of Intelli-Check’s amended and restated By-laws have been filed with this Current Report on Form 8-K as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibits:

Exhibit	Description

3.1	Amended and Restated By-laws of Intelli-Check

99.2	Press Release dated June 14, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLI-CHECK, INC.
By: /s/ Peter J. Mundy Name: Peter J. Mundy Title: Vice President & CFO

Dated: June 15, 2007

Exhibit Index

Exhibit	Description

3.1	Amended and Restated By-laws of Intelli-Check

99.2	Press Release dated June 14, 2007